Exhibit 99.1
Innuity Receives $1.25 Million for Sale of Vista.com Domain Name &
“VISTA” Trademark

VistaPrint Purchases Vista.com Properties From Innuity
REDMOND, Wash. (November 13, 2007) – Innuity, Inc. (OTC BB: INNU, http://www.innnuity.com), a Software as a Service (SaaS) company that designs, acquires and integrates affordable solutions for small businesses has completed a sale of its vista.com domain name, and all registration rights to its “VISTA” trademark, to VistaPrint Limited (Nasdaq: VPRT) for $1.25 million.
Prior to this purchase, Innuity and VistaPrint, the leading online supplier of high-quality graphic design services and customized printed products to small businesses and consumers, had been engaged in a business partnership involving advertising traffic from Innuity’s vista.com Web site. Innuity had discontinued using its vista.com Web site as a primary corporate business site following the company’s name change to Innuity in late 2005 (previously operated as Vista).
“The sale of the vista.com domain name and VISTA trademark represents a win-win for both Innuity and VistaPrint,” said John Wall, Innuity chairman and CEO. “Innuity gains a revenue return for assets no longer relevant to our day-to-day business and VistaPrint now owns properties with long-term upside potential to its business.”
About Innuity
Headquartered in Redmond, WA, Innuity is a Software as a Service (SaaS) company that designs, acquires and integrates applications to deliver solutions for small business. Innuity’s Internet technology is based on an affordable, on-demand model that allows small businesses to simply interact with customers, business partners and vendors and efficiently manage their businesses. Innuity delivers its on-demand applications through its Internet technology platform, Innuity Velocity™. The Velocity technology platform enables use-based pricing, provides the opportunity to choose applications individually or as an integrated suite and requires minimum start-up costs and maintenance. For more information on Innuity, go to www.innuity.com.
Forward-Looking Statements
This press release contains forward-looking statements and information (within the meaning of the Private Securities Litigation Reform Act of 1995), about our financial results and estimates, business prospects, new products, and products under development, all of which involve substantial risk and uncertainties. For example, our business depends in part on the market’s adoption of our new product offerings, and our ability to increase our selection of value-added Internet technology applications and solutions, through either internal development or agreements with third parties. Our business will be harmed if our new product offerings are slow to be adopted, or if we are unable to develop or offer additional Internet technology applications and solutions in a timely and cost-effective manner. To expand our Internet technology solutions offerings, we may need to license or acquire other technologies or businesses. We may find that it is difficult to identify or conclude such acquisitions on favorable terms, or to integrate future technology or business acquisitions, which could limit our growth, disrupt our business and adversely affect our operating results. Other factors include, but are not limited to, risks and uncertainties associated with our financial condition, our ability to sell our products and services, our ability to compete with competitors, and those included in our annual report on Form 10-KSB, as well as other documents we periodically file with the Securities and Exchange Commission.
Contacts:
Jordan Silverstein & Christine Berni
The Investor Relations Group
212-825-3210 (office)
jsilverstein@investorrelationsgroup.com
cberni@investorrelationsgroup.com